Exhibit B-28

                          CERTIFICATE OF INCORPORATION
                                       OF
                      SOUTHERN COMPANY FUNDING CORPORATION

                                    I.



          The name of the corporation is Southern Company Funding Corporation (the "Corporation").

                                       II.

          The initial registered office of the Corporation in the State ofDelaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The initial registered agent ofthe Corporation at such address shall be Corporation Service Company.

                                      III.

          The purpose or purposes for which the Corporation is organized shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law ofthe State ofDelaware.


                                       IV.

          The Corporation shall be authorized to issue One Thousand (1,000) shares of $0.01 par value capital stock, all of which shall be designated "Common Stock." The shares of Common Stock shall have unlimited voting rights and shall be entitled to receive all of the net assets of the Corporation upon dissolution or liquidation.

                                       V.




          The affairs of the Corporation shall be managed by a Board of Directors and as otherwise provided in the Bylaws of the Corporation. The initial Board of Directors of the corporation shall consist of four members, whose names are as follows:

                                 Gale E. Klappa
                                Allen L. Leverett
                                  Earl C. Long
                                 W. L. Westbrook


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          The mailing address of the directors is c/o The Southern Company, 270
Peachtree Street, Atlanta, Georgia 30303.

                                       VI.

          The Corporation shall have perpetual duration.


                                      VII.

          The Board of Directors of the Corporation shall have the power to adopt, amend and repeal the Bylaws of the Corporation.

                                      VIII.

          To the fullest extent that the General Corporation Law of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director. No amendment to or repeal of this Article shall apply to or have arty effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                       IX.

          The name and address of the Incorporator of the Corporation is Melissa
K. Caen, Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308.



          I, the undersigned, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of January, 2001.


                                               Melissa K. Caen,
                                               Authorized Person